Exhibit 99.1

John Conron Joins Neuralstem as Chief Financial Officer

ROCKVILLE, Md., April 10 /PRNewswire-FirstCall/ -- Neuralstem, Inc. (OTC Bulletin Board: NRLS), a stem cell company focusing on treatments for central nervous system diseases and conditions, announced the appointment of John Conron to the position of Chief Financial Officer, a new position.

(Logo: http://www.newscom.com/cgi-bin/prnh/20061221/DCTH007LOGO )

"John Conron is a veteran finance executive who brings a wealth of public company experience to Neuralstem, both here and abroad. This will prove particularly valuable as the company is preparing to move onto a National exchange and begins to look at expansion options around the world," said Richard Garr, Neuralstem CEO.

Conron, age 56, joins Neuralstem from Loral Space & Communications Cyberstar, Inc. a global provider of high-quality data, video, content, and Internet services, where he held the position of CFO, and consolidated its global administrative and finance functions. Mr. Conron also was CFO at Transworld Telecommunications, Inc., a Qualcom spin-off, which offered telecommunications services in Russia, where he developed financial and operations strategy response to changes in the countries economic environment.

Mr. Conron spent twenty years at Cable & Wireless, one of the world's leading international communications companies. During his tenure there, Mr. Conron rose to the position of CFO and member of the Board of Directors at Mercury Communications, in London, Cable & Wireless's European operations with $2.7 billion in gross revenues.

About Neuralstem

Neuralstem's patent-protected technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Spastic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is no effective treatment. The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2007.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson's Disease. The company's cells recently extended the life of rats with ALS (Lou Gehrig's disease) in a paper published in the journal TRANSPLANTATION, and were deemed viable for continued work in neurodegenerative spinal conditions. The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit www.neuralstem.com.

This press release contains forward-looking statements. Neuralstem wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, US FDA responses, and responses from other jurisdictions, to various regulatory submissions; SEC responses to various registration submissions; changes in corporate strategy; the need to raise additional capital; the success or failure of other private and public organizations and/or academic and corporate institutions engaged in stem cell research and development, and the market for stem cell research in general. For further information, please review the company's SB-2 filing with the Securities and Exchange Commission, and its 10-Q for the quarter ending March 31, 2007.

SOURCE Neuralstem, Inc.

-0-        04/10/2007

/CONTACT: Richard Garr, President of Neuralstem, Inc., +1-301-366-4960;
or Media, Deanne Eagle of Planet Communications, +1-917-837-5866; or
Investors, Ira Weingarten, +1-805-897-1880 or Steve Chizzik, +1-908-688-9111,
both of Equity Communications/

/Photo: http://www.newscom.com/cgi-bin/prnh/20061221/DCTH007LOGO /

/Web site: www.neuralstem.com/

(NRLS)

CO: Neuralstem, Inc.
ST: Maryland
IN: MTC HEA OTC
SU: PER

AZ-AA

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2670 04/10/2007 08:00 EDT http://www.prnewswire.com